Exhibit (g)(2)

BROWN BROTHERS HARRIMAN & CO.

and

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

and

MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

and

EACH CUSTOMER ACCOUNT LISTED ON EXHIBIT A

CUSTODIAN AGREEMENT FOR QFII

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THIS AGREEMENT is made the 31st day of July Two Thousand and Fourteen

AMONG

(1)	BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York and having its principal place of business at 40 Water Street, Boston, Massachusetts, 02109 (the “Global Custodian”);

(2)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, a company incorporated in Hong Kong and having its principal place of business at 1 Queen’s Road Central, Hong Kong (the “Bank”);

(3)	MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC, a limited liability company organized under the laws of the State of Delaware and having its principal place of business at Four Embarcadero Center, Suite 550, San Francisco, California 94111 (the “QFII Applicant”); and

(4)	EACH CUSTOMER ACCOUNT LISTED ON EXHIBIT A attached hereto, separately and not jointly (each, a “Fund”).

WHEREAS

(A)	Each Fund has retained the QFII Applicant as its investment manager.

(B)	Each Fund has appointed the Global Custodian as custodian for the Fund’s assets pursuant to a Custodian Agreement dated as of July 31, 2014, as amended from time to time, between MATTHEWS A SHARE SELECTIONS FUND, LLC on behalf of its series and the Global Custodian (the “Custodian Agreement”).

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(C)	Each Fund has appointed the QFII Applicant, which is applying for a Securities Investment Business License as a Qualified Foreign Institutional Investor (“QFII”) pursuant to the QFII Regulations to invest in the securities market in the PRC under the QFII regime, as nominee, agent and investment manager of each Fund and to manage and invest each Fund’s assets in pursuit of the investment objective and approach and subject to the investment restrictions described in the Prospectus for such Fund.

(D)	The Global Custodian has, by a Subcustodian Agreement dated April 19, 1991 (the “Subcustodian Agreement”), appointed the Bank as its sub-custodian for investments of certain of its customers, including those of the Funds, in the agreed markets, including the PRC.

(E)	The Global Custodian wishes to appoint the Bank as the local custodian responsible for, inter alia, the safe custody of each Fund’s assets under the QFII scheme in the PRC, on the terms set out in the Subcustodian Agreement and as supplemented by this Agreement.

(F)	Pursuant to the QFII Regulations and other Relevant Regulations governing the application for a QFII License and the administration of the securities investments of a QFII or the securities investments of a QFII’s clients in the PRC under the QFII regime (each such investment, an “Investment”), the QFII Applicant must appoint a custodian to submit its application for a QFII License, to act as custodian of Investments by the Funds in the PRC, and to coordinate foreign exchange requirements applicable to such Investments.

(G)	the QFII Applicant wishes to appoint the Bank to act through its branch office or delegate in the PRC as the local custodian of Investments by the Funds in the PRC pursuant to the Relevant Regulations and Applicable Laws, the terms of this Agreement and the Subcustodian Agreement.

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IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions

“Applicable Laws” means, with respect to any person, any laws, rules, regulations, notices, directives, or orders of any governmental or regulatory authority that are applicable to and which such person is required to comply with (whether or not having the force of law) as may be issued and amended from time to time and includes a reference to trading and other rules of the Stock Exchanges and Registration and Clearing Institutions as issued and amended from time to time.

“Authorities” means CSRC, PBOC, SAFE and/or any other applicable governmental departments or regulatory bodies (as the case may be) and “Authority” shall mean any one of them.

“Broker” means a PRC domestic securities company that is a member of one or more Stock Exchanges and is appointed by the QFII Applicant on behalf of each Fund pursuant to Article 3 of the QFII Regulations to deal with its QFII-related Securities trading activities in the PRC. If the QFII Applicant appoints more than one Broker, the term “the Broker” shall refer to each such Broker or any one of them (as the case may be).

“Circular” means the Circular on Relevant Issues Concerning Depository and Clearing Business in relation to Securities Transactions in the PRC by Qualifying Foreign Institutional Investors issued by CSRC on 4 July 2003 addressing certain issues in relation to erroneous transactions in Securities, as may be further amended or supplemented from time to time.

“Corporate Action” means any rights issue, subscription right, bonus issue, stock repurchase plan, placement of additional shares, warrants, issue of dividend shares or similar matters with respect to the assets of a Fund in a Securities Account (as defined below) that require discretionary action by the securities holder.

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“CSDCC” means the China Securities Depository and Clearing Corporation Limited including any of its branch offices.

“CSRC” means the China Securities Regulatory Commission or, where the context permits, its designated local authorities.

“Implementing Notice” means Provision on the Implementation of the QFII Rules promulgated by the CSRC and took effect from 27 July 2012, as amended from time to time.

“Investment Quota” means the approved QFII investment limit of the QFII Applicant from time to time.

“Loss” or “Losses” means all losses, liabilities, costs (including legal costs), charges, expenses, penalties, judgments, awards, claims and demands.

“PBOC” means the People’s Bank of China, and for the avoidance of doubt, includes references to the China Banking Regulatory Commission where applicable.

“PRC” means the People’s Republic of China, excluding, for these purposes, the Hong Kong and Macao Special Administrative Regions and Taiwan.

“Prospectus” means the prospectus or offering memorandum to be issued by each Fund as the same may be amended, supplemented, restated, or otherwise modified from time to time.

“QFII Agreement” means this Agreement together with any schedule, side letter or supplementary agreement that amends, modifies or supplements the terms of this Agreement.

“QFII License” means a securities business investment permit issued by CSRC pursuant to the QFII Regulations.

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“QFII Rules” means Measures on the Administration of the Domestic Securities Investment of Qualifying Foreign Institutional Investors and promulgated by the CSRC, PBOC and the SAFE on 24 August 2006 and effective on 1 September 2006, as amended from time to time.

“QFII Regulations” means collectively the QFII Rules and the Implementing Notice, as amended from time to time.

“Registration and Clearing Institutions” means CSDCC, the China Government Securities Depository Trust & Clearing Co. Ltd., the Shanghai Clearing House, the registrants of the securities investment fund and/or other registration and clearing institutions in the PRC.

“Relevant Regulations” means collectively the regulations and rules, as amended from time to time, formulated specifically to deal with QFII-related activities or which are directly relevant to the conduct of such activities, including the QFII Regulations, the SAFE QFII Forex Regulations, the Notice of the People's Bank of China on the Relevant Matters concerning the Inter-bank Bond Market Investment Made by the Qualified Foreign Institutional Investors (issued by the PBOC and effective on 10 March 2013) as amended from time to time, the Detailed Implementing Rules for the Registration and Settlement Related Businesses of China Securities Depository & Clearing Corporation Limited in relation to Securities Investments by Qualified Foreign Institutional Investors in the PRC approved by the CSRC and promulgated on 1 December 2002 and amended on 16 February 2013, the Detailed Implementing Rules of the Shanghai Stock Exchange on Securities Transactions by Qualified Foreign Institutional Investors and RMB Qualified Foreign Institutional Investors issued by the Shanghai Stock Exchange and effective on 19 March 2014, the Detailed Implementing Rules of the Shenzhen Stock Exchange on Securities Transactions by Qualified Foreign Institutional Investors issued by the Shenzhen Stock Exchange and effective on 1 December 2002, and the Circular, together with any additional rules, regulations, orders, notices or directives or directions issued from time to time in relation to any of the activities contemplated by this Agreement.

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“RMB” means the lawful currency of the PRC.

“SAFE” means the State Administration of Foreign Exchange, or, where the context permits, its designated local authorities.

“SAFE QFII Forex Regulations” means the Provisions on Foreign Exchange Administration of Domestic Securities Investments by Qualifying Foreign Institutional Investors issued by SAFE on 14 December 2012, as amended from time to time.

“Securities” means RMB financial instruments which are allowed to be invested by QFIIs from time to time and which may include i) equities, bonds and warrants which are traded and transferred on a Stock Exchange in the PRC; ii) fixed income products traded in the interbank bond market; iii) securities investment funds; iv) stock index futures; and v) other financial instruments permitted by the CSRC and the PBOC. For the avoidance of doubt, Securities include the securities obtained by the QFII Applicant in the primary offer of shares, issuance of convertible bonds, further issuance of shares and allotment of shares. In any event, Securities include any rights or interests of or in respect of any aforementioned instrument.

“Stock Exchanges” means the Shanghai Stock Exchange and the Shenzhen Stock Exchange and “Stock Exchange” means either one of them.

2.	Appointment

2.1	The Global Custodian hereby appoints the Bank, and the Bank hereby accepts the appointment, to act as the custodian of each Fund’s Investments in the PRC on the terms set out in the Subcustodian Agreement as supplemented by this Agreement and in accordance with the Relevant Regulations and the Applicable PRC Laws.

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2.2	The parties acknowledge (i) that the Securities in the Securities Account(s) (as defined in Clause 5.2) belong to the relevant Fund in whose name the Securities Account is opened and not to the QFII Applicant or any other Fund, and shall be kept in a subaccount account maintained by the Bank in the name of the relevant Fund, and (ii) that the QFII Applicant holds no beneficial interest in the securities in the Securities Account(s) (as defined below) and is entitled to act with respect to the Securities in the Securities Account(s) solely in its capacity as investment manager of the Fund.

2.3	The parties hereto agree and acknowledge (i) that the assets of each Fund held in the PRC pursuant to the QFII License of the QFII Applicant shall be safekept by the Global Custodian and the Bank in accordance with the respective terms of the Custodian Agreement and the Subcustodian Agreement, as supplemented by this Agreement and in accordance with the Relevant Regulations and Applicable PRC Laws and (ii) that, notwithstanding that the assets may be held in a joint name account of the QFII Applicant and a Fund, such assets shall belong to the Fund and the QFII Applicant has no beneficial rights with respect to the assets.

3.	Application for QFII License and Investment Quota

3.1	The QFII Applicant hereby requests that the Bank submit application for, on behalf of the QFII Applicant, a QFII License, Investment Quota and QFII Foreign Exchange Registration Certificate from SAFE and CSRC pursuant to the QFII Regulations and other Relevant Regulations (the “QFII Application”). The Bank shall perform all duties in connection with the QFII Application as are required by the Relevant Regulations and Applicable Laws.

3.2	In connection with the QFII Application, the QFII Applicant shall provide the Bank with the required application and supporting documents, and following receipt of such documents, the Bank shall promptly submit them to SAFE and CSRC. The Bank will report promptly to the QFII Applicant through the Global Custodian on the outcome of such application.

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3.3	The QFII Applicant shall take all responsibility for ensuring that the documents furnished by it and submitted on its behalf for the purposes of the QFII Application comply with the requirements of the Relevant Regulations and Applicable Laws and acknowledges that the Bank shall have no responsibility to verify the same. The Bank undertakes no other duties nor has any responsibility or liability for the success or otherwise of the QFII Application.

3.4	If any documents, including subsequent amendments thereto, provided by the QFII Applicant for submission by the Bank on behalf of the QFII Applicant for the purposes of the QFII Application to SAFE or CSRC or any other relevant Authority are not prepared in Chinese and are required to be prepared in Chinese, the QFII Applicant shall provide Chinese translations at its own expense. Upon the request of the QFII Applicant, the Bank may forward documents or reports not in Chinese to a translator for translation. The Bank will use its best efforts to appoint a professional reputable translator, but for the avoidance of doubt, the parties hereby agree that any translator so appointed is not an agent of the Bank and that the QFII Applicant shall be fully responsible for such appointment as a principal including the payment of translation fees and verifying the accuracy of the translation. The Bank undertakes no duties or has no responsibility or liability for any discrepancies, inaccuracies or errors in the translation.

4.	Opening of and Operation of Bank Accounts

4.1	On approval of the QFII Applicant’s application to SAFE for an Investment Quota and on the provision to the Bank of a copy of its Foreign Exchange Registration Certificate, the Bank shall, upon instructions from the QFII Applicant, promptly open and maintain one or more than one foreign exchange account(s) (each a “Foreign Exchange Account”) and a corresponding RMB account for each Foreign Exchange Account (each a “RMB Special Account”) for and in the name of each Fund or in such name as is otherwise permitted or required by SAFE.

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4.2	The QFII Applicant, on behalf of the Funds, or the Funds shall remit funds into the relevant Foreign Exchange Account within the Investment Quota and any time-frame or deadline as prescribed by SAFE. The QFII Applicant further acknowledges that it shall notify the Bank to convert the funds from foreign currency into RMB needed for Investment and the QFII Applicant, on behalf of the Funds, or the Funds, shall deposit the same into the corresponding RMB Special Account of that Foreign Exchange Account (within such period of time as prescribed by SAFE or under the Relevant Regulations). The Bank shall have no responsibility or liability to the QFII Applicant for any Losses directly or indirectly suffered as a consequence of the QFII Applicant failing to give proper notice to the Bank to effect such conversion.

4.3	The QFII Applicant, on behalf of the Funds, or the Funds shall remit proceeds, apply for repatriation of funds and effect any other deposit into, withdrawal from or transfer between any Foreign Exchange Account(s) and/or any RMB Special Account(s) at all times in accordance with SAFE QFII Forex Regulations and/ or any other Relevant Regulations.

4.4	In the case of any instructions being given by the Global Custodian, by the QFII Applicant, on behalf of the Funds, through the Global Custodian, or by the Funds, through the Global Custodian, which the Bank reasonably believes if acted upon by the Bank would place the QFII Applicant, a Fund, or the Bank in breach of the Relevant Regulations or Applicable Laws, the Bank shall not be obliged but may act on those instructions. If the Bank chooses not to act on such instructions, the Bank shall give the QFII Applicant, through the Global Custodian, prompt notification of its refusal to so act, the reasons therefor (including any relevant evidence of the basis for its decision not to act) and shall have no responsibility or liability to the QFII Applicant or the Funds for any Losses directly or indirectly suffered as a consequence of the Bank refusing to act on any such instructions.

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4.5	The Bank shall have no responsibility to the QFII Applicant or the Funds for failing to identify any potential breach and for acting on any instruction which would place the QFII Applicant, the Funds, or the Bank in breach of the Relevant Regulations or Applicable Laws.

4.6	In the case of any breach of the Relevant Regulations or Applicable Laws in relation to any Foreign Exchange Account and/or any RMB Special Account, the Bank, the QFII Applicant, on behalf of the relevant Funds, or the relevant Funds will promptly rectify the position and the QFII Applicant, on behalf of the relevant Funds, or the relevant Funds shall promptly pay any fine imposed by PRC Authorities. The QFII Applicant acknowledges that in the case of such breach the Bank (including its Delegate (as defined below)) may have its qualification as a custodian cancelled.

4.7	The QFII Applicant, on behalf of the Funds, and the Funds acknowledge the Bank’s obligation to make reports to SAFE and/or CSRC as required by the Relevant Regulations or Applicable Laws and to comply with any investigation by SAFE and/or CSRC and the QFII Applicant and the Funds agree to facilitate the making of any such report by the Bank and to co-operate with any such investigation as necessary; and Bank agrees to make such reports to SAFE and/or CSRC in the manner and at the times as may be required by the Relevant Regulations or Applicable Laws.

4.8	In the event of the occurrence of such situations as specified in the Relevant Regulations that require the Bank to close any or all of the Foreign Exchange Accounts and/or RMB Special Accounts, or as otherwise required by the Authorities, the Bank shall assist the QFII Applicant and the Funds to realize and repatriate all the assets of the Funds in such Accounts and to close such Accounts within the prescribed period.

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5.	Opening of and Operation of Securities Accounts

5.1	The QFII Applicant, on behalf of each Fund, shall open an account with the Broker and shall provide the Bank with all details the Bank may require in relation to the Broker and the account(s). The QFII Applicant, on behalf of the Funds, shall promptly advise the Bank of any change in the details of the account(s) or Broker.

5.2	The Bank shall, on the instructions of the QFII Applicant or the Funds through the Global Custodian, make an application to the CSDCC for one or more securities account(s) (“Securities Account”) to be opened at each branch of the CSDCC in the name of each Fund or in such name as permitted or required by CSRC, CSDCC or QFII Regulations. Each Securities Account shall correspond to a RMB Special Account. The QFII Applicant, on behalf of the Funds, shall provide the Bank with all relevant documents and information reasonably required by the Bank for the purposes of such application. The Bank shall maintain records indicating that Securities are credited into the Securities Accounts based on the instructions received from the QFII Applicant.

5.3	The QFII Applicant and each Fund shall comply with the provisions of the Relevant Regulations and Applicable Law in relation to its Investments (including any restrictions on Investments and foreign ownership in any Securities) and any Securities Account and shall not give instructions to the Broker which, if acted upon, would result in a breach of the Relevant Regulations or Applicable Laws by the QFII Applicant, the Funds, the Bank or the Broker.

5.4	The QFII Applicant and the Funds acknowledge that the Bank is liable to the CSDCC for settlement of any and all transactions in Securities which are placed by the Broker on the instructions of the QFII Applicant, on behalf of the Funds, regardless of whether the settlement of the same will result in any breach of the Relevant Regulations or Applicable Laws.

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5.5	In the case of any breach of the Relevant Regulations or Applicable Laws with regard to Investments or Securities Accounts of the Funds, the QFII Applicant, on behalf of the relevant Fund, or the relevant Fund shall use all reasonable efforts to rectify the situation promptly in a manner consistent with the Relevant Regulations and Applicable Laws. The QFII Applicant, on behalf of the Funds, acknowledges that, in the event of the QFII Applicant’s or the Funds’ failure to promptly rectify the situation, the Bank may be obligated by the Applicable Laws to do so.

6.	Segregation of Assets and other obligations of the Bank

6.1	In accordance with the Relevant Regulations, the assets of each Fund custodied by the Bank under this Agreement shall be separate from the Bank’s own assets and the assets of other clients. The Bank shall under no circumstances make, or allow to be made, any lien, pledge or any other encumbrances on the assets of the Funds under its custody, save for a claim for payment for the holding of cash and custody and administration of Securities under this Agreement and except as otherwise required under the Applicable Laws, Relevant Regulations or the relevant Registration and Clearing Institutions. Without the instructions of the QFII Applicant on behalf of a Fund, the Bank shall not use, dispose of or distribute any assets of the relevant Fund for any purpose except as expressly provided in this Agreement.

6.2	The Bank shall credit the relevant RMB Special Account with any dividends and interests on the assets of the relevant Fund in PRC upon the date of actual receipt of such dividends and interests. If any company that needs to pay any dividends or interests is likely to refuse or delay to pay such dividends or interests with respect to an asset of a Fund in PRC, the Bank shall submit a written report to such Fund, the QFII Applicant and the Global Custodian as soon as practicable after the Bank knows or should have known of such refusal or delay.

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6.3	The Bank will give the relevant Fund, the QFII Applicant, and the Global Custodian prompt written notice of any Corporate Action in respect of which information is either (1) received by it; or (2) published via a formal notice by the listed companies. Upon receiving the instructions via the Global Custodian from the relevant Fund or the QFII Applicant on behalf of the relevant Fund, the Bank shall take actions as to such Corporate Actions in accordance therewith.

6.4	The Bank shall provide the relevant Fund, the QFII Applicant, and the Global Custodian with information which it receives on matters to be voted upon at any meetings of holders of Securities in the Securities Account of each Fund, and the Bank shall, upon receiving the instructions via the Global Custodian from each Fund or the QFII Applicant on behalf of each Fund, attend and vote at the meeting in person, for which each Fund will pay the Bank such reasonable service fees and charges as agreed among the parties from time to time. In performing proxy voting services, the Bank will be acting solely as the agent of each Fund, and will not exercise any discretion with regard to such proxy services or any voting proxy unless explicitly directed by a Fund or the QFII Applicant on behalf of a Fund.

6.5	At the request of a Fund or the QFII Applicant on behalf of a Fund, the Bank shall process outbound remittance of the principal of the Investment Quota or the after-tax returns from investments in PRC Securities by the relevant Fund, subject to compliance with Applicable PRC Laws.

6.6	In the event that the assets of a Fund in PRC have been subject to investigation, or have been frozen or unfrozen by a judicial department or other competent authority, and the Bank becomes aware of such event, it shall promptly inform the relevant Fund, the QFII Applicant and the Global Custodian, to the extent not prohibited by Applicable Laws and the relevant Authorities. The Bank shall also promptly notify the other parties of any official replies, queries or newly promulgated legislations in relation to the relevant Fund or the QFII Applicant (in its capacity as QFII) issued by the Authorities, to the extent not prohibited by Applicable Laws and the relevant Authorities.

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7.	Prevention of Overpurchase and Overselling

7.1	The QFII Applicant and the Funds acknowledge that short-sale of Securities for any given Securities Account, or over-purchase of Securities (the situation where the balance of the relevant RMB Special Account on any Trading Day (as defined below) is less than the net settlement amount payable by the Bank on a Fund’s behalf with respect to the Securities Account corresponding to that RMB Special Account at the end of the Trading Day), or the failure to settle securities transactions, is prohibited under the Relevant Regulations. The QFII Applicant agrees not to give any instructions to the Broker to enter into any trade if it knows (or reasonably ought to know) that there is insufficient RMB or insufficient Securities in the relevant accounts to permit settlement of such trade from such relevant accounts.

7.2	The QFII Applicant and the Funds hereby authorise the Bank to send to the QFII Applicant and the Funds through the Global Custodian and/or the Broker by such deadline as agreed between the QFII Applicant and/or the Broker and the Bank on each day on which the Shanghai and/or Shenzhen Stock Exchanges are open for trading (a “Trading Day”), and by the means agreed between the QFII Applicant and/or the Broker and the Bank, a statement of the balance of the Securities in each Securities Account (if more than one) held by the Bank on behalf of the Funds and a statement of the balance of RMB in each corresponding RMB Special Account available for trading activities prior to market opening on the relevant Trading Day (the “Available Balance”) based on the available CSDCC Securities trading and clearing data, the settlement instructions received from the Global Custodian on behalf of the QFII Applicant and the Funds and details of executed orders received from the Broker. The Bank acknowledges that the QFII Applicant and the Funds are relying on the information provided by the Bank pursuant to this Clause 7.2 for purposes of the QFII Applicant’s and the Fund’s undertakings under Clause 7.1.

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7.3	The QFII Applicant shall procure the Broker:

7.3.1	to obtain the Available Balance from the Bank prior to the opening of the market on each morning of a Trading Day in accordance with the Circular, provided that the Bank shall be under no obligation to communicate with or provide any information to the Broker other than the Available Balance;

7.3.2	to update or recalculate the Available Balance promptly after execution of any trades during any Trading Day; and

7.3.3	to take all reasonable steps and actions needed to ensure that any proposed sale or purchase of Securities by or on behalf of a Fund does not result in an over-purchase or over-sale of Securities, including the steps set out in the Circular and this Agreement.

7.4	In the event any order is processed and as a result of settlement thereof any of a RMB Special Account becomes overdrawn, the QFII Applicant and the Funds acknowledge the requirements and penalties that may be imposed on the Bank pursuant to the Relevant Regulations The QFII Applicant, on behalf of such Funds, or such Funds will take such steps as are reasonably required by the Bank to rectify the situation promptly. The QFII Applicant and the relevant Fund(s) will indemnify the Bank for any and all Losses suffered by the Bank as a result of such Funds’ RMB Special Accounts becoming overdrawn, including any interest, charges, penalty and payment advanced by the Bank as a result, together with interest thereon, except to the extent any such Losses arise from the Bank’s negligence or wilful default. This indemnity shall continue notwithstanding the termination of this Agreement.

7.5	Without prejudice to the generality of the foregoing, where any short-sale is made by the QFII Applicant, on behalf of a Fund, or a Fund in breach of the Applicable Laws and/or Relevant Regulations, the QFII Applicant, on behalf of such Fund, or such Fund shall, unless otherwise advised by the Bank, to rectify the position by buying in the relevant Securities needed to fully cover the short-sale forthwith and in any event within the time frame specified by CSDCC.

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8.	Erroneous Transactions

8.1	The QFII Applicant, on behalf of a Fund, or a Fund, shall send to the Bank its settlement instructions through the Global Custodian in respect of executed Securities transactions and shall request the Broker to send to the Bank execution reports regarding the orders the Broker has executed on behalf of the Funds on each Trading Day in such format and by such means of transmission and within such time frame as agreed by the Bank and the QFII Applicant and/or the Broker. In any event, the Bank shall not be liable for any Losses incurred by the QFII Applicant due to any acts or omissions committed by the Broker, the QFII Applicant, CSDCC, CSRC, SAFE, the Stock Exchanges, the clearing bank of CSDCC and any other relevant PRC Authorities. The QFII Applicant and the relevant Fund(s) shall indemnify the Bank and hold the Bank harmless from any Losses incurred by the Bank as a result of any erroneous transactions executed by the Broker or failure of settlement not due to the Bank’s negligence or default. This indemnity shall continue notwithstanding the termination of this Agreement.

8.2	The Bank shall notify the QFII Applicant, on behalf of the relevant Fund, or the Fund, by the deadline as agreed between the QFII Applicant, on behalf of the Fund, and the Bank on each day on which any settlement of transactions is to take place of any discrepancy between the execution report provided to the Bank by the Broker and the settlement instructions provided to the Bank by the QFII Applicant, on behalf of a Fund, or a Fund through the Global Custodian and/or the Securities trading and clearing data received by the Bank from CSDCC provided that the Bank receives the report from the Broker, the settlement instructions from the Global Custodian and/or data from CSDCC by such deadlines as have been agreed between the Global Custodian and the Bank and where applicable, CSDCC.

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8.3	The QFII Applicant, on behalf of the relevant Fund, or the Fund, shall notify the Bank promptly on becoming aware of any discrepancy between its trading instructions to the Broker and the orders executed by such Broker. The QFII Applicant, on behalf of the relevant Funds, and the relevant Funds acknowledge that if any discrepancies cannot be resolved on such Trading Day, the settlement of Securities and cash will be conducted in accordance with the Securities trading and clearing data held by the CSDCC and undertake that the QFII Applicant, on behalf of the relevant Fund, and the relevant Fund shall, and shall request the Broker to, use their best endeavours to resolve the discrepancy as soon as reasonably practicable and notify the Bank of the solution or action to be taken accordingly.

8.4	In the event of any erroneous transaction involving the Funds’ accounts or Investments, the QFII Applicant, on behalf of the Funds, the Funds, and the Bank shall follow the error identification and rectification procedures as set out in the Circular and set out in Schedule 1 hereto and, to the extent not inconsistent with the Circular, such additional rectification procedures as may be contained in this Agreement and such other procedures as may be further agreed between both parties from time to time (together the “Rectification Procedures”). In particular, in case of any over-purchase of Securities causing an overdraft to any RMB Special Account, the Bank, the QFII Applicant, on behalf of the relevant Fund, and the relevant Fund agree to follow the Rectification Procedures as prescribed by the Circular. The QFII Applicant, on behalf of the Funds, the Funds, and the Bank shall request the Broker to follow the Rectification Procedures and cooperate with the Bank in taking such actions as may be required by the Rectification Procedures including sending the Bank a written explanation or confirmation for rectification, financial reporting or audit purposes. Prior to the resolution of any erroneous transaction, the QFII Applicant, on behalf of the relevant Fund, and the relevant Fund, authorise the Bank to hold the relevant Securities on the terms of this Agreement as if legally owned by the relevant Fund.

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8.5	The QFII Applicant, on behalf of the Funds, the Funds, and the Bank shall also seek to cause the Rectification Procedures agreed to under or pursuant to this Agreement to be consistent with any error identification or rectification procedures agreed to under or pursuant to any agreement between the QFII Applicant and the Broker.

8.6	The QFII Applicant and the Bank further agree that if any of the provisions of this Agreement are inconsistent with the Circular, the requirements under the Circular shall prevail over such provisions and both parties agree to change, vary or amend the terms of this Agreement in good faith, if necessary, to bring them in line with the requirements of the Circular.

9.	Reports

9.1	The QFII Applicant acknowledges that the Bank is required to prepare a report on the QFII-related Securities investment activities of the QFII Applicant, on behalf of the Funds, and to submit the same to CSRC and SAFE within 3 months after the end of each PRC financial year.

9.2	The QFII Applicant shall procure its relevant officers and governing bodies to approve the report and procure said report to be audited by a PRC-registered accountant at its (or the Funds’) expense prior to it being returned to the Bank for onward submission to SAFE and CSRC, within the timeframe advised by the Bank.

9.3	The QFII Applicant also acknowledges that the Bank may from time to time be required to prepare other reports on QFII-related activities and to submit the same to CSRC and/or SAFE in accordance with the QFII Regulations or Applicable Laws or as otherwise requested by CSRC and/or SAFE. The Bank shall prepare such reports within such time periods as required by the QFII Regulations or Applicable Laws or as otherwise request by CSRC and/or SAFE and the QFII Applicant shall procure its relevant officers and governing bodies to approve such reports (where applicable) and provide the same to the Bank within the timeframe advised by the Bank.

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10.	Disclosure to Broker

The QFII Applicant and the Funds hereby authorise the Bank to supply and grant to the QFII Applicant, the Global Custodian, and the Broker (including the Broker’s directors, officers, employees or agents) access to any information in respect of the available balance of Securities in any of the Funds’ Securities Accounts and cash in any of the RMB Special Accounts and Foreign Exchange Accounts, sales and purchases of Securities under the Bank’s record such as may be required to facilitate the trading, transfer, clearing and/or settlement of cash and Securities in relation to the Funds’ Investments and otherwise for the purposes of implementing this Agreement.

11.	Representations and Warranties

11.1	The Bank represents and warrants to the QFII Applicant and the Funds that:

a)	it will or will procure any delegate appointed pursuant to the delegation clause of this Agreement to comply with the Relevant Regulations and other Applicable Laws in performing its obligations under this Agreement;

b)	it will or will procure any delegate appointed pursuant to the delegation clause of this Agreement to at all times maintain its status as a duly organized and validly existing Hong Kong company with full corporate capacity and authority to enter into this Agreement and all of the contracts and documents referred to in this Agreement to which it is a party and to perform its obligations hereunder and thereunder;

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c)	this Agreement constitutes and each of the contracts and documents referred to in this Agreement to which it (or any delegate appointed pursuant to the delegation clause of this Agreement) is a party shall upon execution (and subject to the satisfaction of any conditions or the obtaining of any approvals) constitute valid, lawful and binding obligations of the Bank (or the delegate, as the case may be);

d)	it will or will procure any delegate appointed pursuant to the delegation clause of this Agreement to at all times maintain its status as a custodian approved by CSRC, SAFE and PBOC; and

e)	it will or will procure any delegate appointed pursuant to the delegation clause of this Agreement to maintain a RMB settlement clearing payment reserve account with CSDCC and a special clearing account with a clearing bank of CSDCC in accordance with the Relevant Regulations.

11.2	The QFII Applicant represents and warrants to the Bank that:

a)	the QFII Applicant will comply with all the Relevant Regulations and other Applicable Laws in performing its obligations under this Agreement and with regard to Investments it makes on the Funds’ behalf and QFII activities in general;

b)	it is a limited liability company duly organised and validly existing under the laws of its jurisdiction of incorporation with full corporate capacity and authority to enter into this Agreement and all of the contracts and documents referred to in this Agreement to which it is a party and to perform its obligations hereunder and thereunder;

c)	this Agreement constitutes and each of the contracts and documents referred to in this Agreement to which it is a party shall upon execution (and subject to the satisfaction of any conditions or the obtaining of any approvals) constitute valid, lawful and binding obligations of the QFII Applicant; and

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d)	it will promptly advise the Bank of all material information or events that the Bank needs to know in order to comply with the Relevant Regulations or other Applicable Laws, or which are relevant to the QFII Applicant’s continued performance of its obligations under this Agreement, including but not limited to:

(i)	any change in the appointment of the Broker or change of the Broker’s relevant important information;

(ii)	any material change in the corporate structure including any increase or reduction in capital of the QFII Applicant;

(iii)	any involvement in any material litigation by the QFII Applicant;

(iv)	any issue raised in connection with the annual license review of the QFII Applicant;

(v)	the imposition of any penalties against the QFII Applicant or its major shareholder(s) or actual controller(s) by any Authority;

(vi)	change of basic information of the QFII Applicant, such as the QFII Applicant’s name, legal representatives, major shareholder(s) or actual controller(s);

(vii)	any major change of fund prospectus of Open-Ended China Fund (as defined by the Relevant Regulations) (if applicable); and

(viii)	any other circumstances which may have a material adverse effect on the QFII Applicant’s ability to make Investments or its QFII status pursuant to the Relevant Regulations.

11.3	The Global Custodian represents and warrants to the other parties that:

a)	it will comply with the Relevant Regulations applicable to it and other Applicable Laws in performing its obligations under this Agreement;

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b)	it will at all times maintain full corporate capacity and authority to enter into this Agreement and all of the contracts and documents referred to in this Agreement to which it is a party and to perform its obligations hereunder and thereunder;

c)	this Agreement constitutes and each of the contracts and documents referred to in this Agreement to which it is a party shall upon execution (and subject to the satisfaction of any conditions or the obtaining of any approvals) constitute valid, lawful and binding obligations of the Global Custodian.

12.	Limitation on Liability

12.1	The Bank must at all times use reasonable care and diligence in the discharge of its duties under this Agreement and shall not be liable to the Funds and the QFII Applicant for any Loss to the Funds and the QFII Applicant, except where it is negligent, fraudulent or in wilful default in its performance of obligations under this Agreement. Furthermore, the Bank shall not be liable for any Losses caused by the failure of any securities system to effect a settlement of securities transactions under this Agreement or any acts or omissions of such securities system, CSRC, SAFE, the Stock Exchanges, the clearing bank of CSDCC, the Registration and Clearing Institutions, any of the Authorities, the Broker, the Global Custodian or the QFII Applicant. For the avoidance of doubt and notwithstanding any provisions herein to the contrary, the Bank shall not be liable to a Fund and/or the QFII Applicant for any consequential or indirect or special Losses, any loss of profits, goodwill, reputation, business opportunity or anticipated saving, arising out of or in connection with this Agreement, whether or not the Bank has been advised of the possibility of such Loss.

12.2	Except as otherwise provided in this Agreement, none of the parties shall be liable for any Loss directly or indirectly caused by any acts, errors, default or omissions of the CSRC, SAFE, the Stock Exchanges, the clearing bank of Registration and Clearing Institutions (including CSDCC), CSDCC, and other related local Authorities.

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12.3	The QFII Applicant and the Funds hereby undertake to ratify and confirm whatever the Bank may do or purport to do in accordance with any instructions reasonably believed by the Bank to have been received from the Global Custodian, in compliance with the requirements under the Relevant Regulations and Applicable Laws or directions of the Relevant Authorities and in the proper performance or exercise of its powers. The QFII Applicant and the relevant Fund(s) will indemnify and hold the Bank harmless from and against all Losses suffered by the Bank arising out of or in connection with the proper performance of its services or exercise of its powers under the Agreement or any actions taken by the Relevant Authorities against the Bank arising from breach of any Relevant Regulations and Applicable Laws by the QFII Applicant or the Funds or any erroneous transactions executed by the Broker or failure of settlement, to the extent not due to the Bank’s negligence or default. This indemnity shall continue notwithstanding the termination of this Agreement.

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12.4	The QFII Applicant and the Funds acknowledge that the Global Custodian and the Bank may take any action which the Global Custodian or the Bank, in their absolute discretion, consider appropriate so as to comply with any applicable law, regulation, request of a public or regulatory authority or any policy of the Global Custodian and/or the Bank which relates to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to any persons or entities which may be subject to sanctions (collectively “Relevant Requirements”). Such action may include, but is not limited to, the interception and investigation of transactions in relation to the assets or accounts of the QFII Applicant or the Funds (particularly those involving the international transfer of funds) including the source of or intended recipient of funds paid in or out of the QFII Applicant’s or the Funds’ accounts and any other information or communications sent to or by the QFII Applicant, the Funds or the Global Custodian on the Funds’ behalf. Such action undertaken by the Global Custodian and/or the Bank may delay or prevent the processing of instructions, the settlement of transactions and/or the Bank’s performance of its obligations under this Agreement. Where possible and legally permitted, the aforementioned delay and/or prevention shall be notified, as the case may be, by the Global Custodian to the QFII Applicant, on behalf of the Funds, or the Funds or by the Bank to the Global Custodian. Neither the Global Custodian nor the Bank shall be liable for any Loss (whether direct or consequential and including, without limitation, loss of profit or interest) or damage suffered by any other party hereto arising out of or caused in whole or in part by any actions which are taken by the Global Custodian or the Bank to comply with the Relevant Requirements (including, without limitation, those actions referred to in this section. For the avoidance of doubt and notwithstanding any provisions herein to the contrary, the Global Custodian shall not be liable to the Fund or the QFII Applicant for any consequential or indirect or special Losses (including any loss of profits, goodwill, reputation, business opportunity or anticipated saving), arising out of or in connection with this Agreement, whether or not the Global Custodian has been advised of the possibility of such Loss.

12.5	If there is more than one Fund listed on Exhibit A, the parties acknowledge that the assets and liabilities of each Fund, including the assets maintained pursuant to this Agreement, are separate and distinct from the assets and liabilities of any other Fund and agree that they shall look for satisfaction of any obligation of a Fund hereunder solely to the assets and property of the Fund to which such obligation relates as though each Fund had separately contracted with the other parties to the Agreement by separate written instrument with respect to each Fund. Consistent with the foregoing, the obligations of each Fund under this Agreement are separate and not joint or joint and several.

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13.	Instructions

13.1	The QFII Applicant and the Funds hereby acknowledge and agree that in respect of all instructions, notification or information that are referred to herein or are required to be given to the Bank or the QFII Applicant under this Agreement, such instructions, notification or information shall be delivered through the Global Custodian and not to the Bank or QFII applicant directly, unless otherwise agreed between the Global Custodian, the Bank and the QFII Applicant. The QFII Applicant or the Funds shall procure the Global Custodian to issue identical instructions or deliver such notification or information to the Bank in a timely manner on receipt of such instructions, notification or information from the QFII Applicant or the Funds. Such instructions, notification and information shall be given by the Global Custodian on behalf of the QFII Applicant or the Funds to the Bank in accordance with the terms of the Subcustodian Agreements.

13.2	The QFII Applicant and the Funds agree that the Global Custodian shall act as their agent in any negotiations with Bank regarding the QFII Agreement, and also for the purpose of transmitting any communications (including any report, notification or clarification) related to any matters herein. Where the Bank is required under this Agreement to report to or give notification to the QFII Applicant or the Funds, or to seek clarification from the QFII Applicant or the Funds, operationally, the parties hereto acknowledge and agree that such report, notification or clarification request from the Bank to the QFII Applicant or the Funds shall be channeled through or via the Global Custodian. Any such report, notification or clarification addressed to the QFII Applicant or the Funds, and transmitted by Bank to the Global Custodian, shall be deemed to be delivered to the QFII Applicant or the Funds, as the case may be. The Global Custodian, upon receipt of any such report, notification, or clarification, shall promptly forward such report, notification, or clarification to the QFII Applicant or the relevant Fund.

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13.3	Notwithstanding the foregoing, the Bank has the discretion to make any claim for indemnification as provided in this Agreement against the QFII Applicant or the applicable Fund(s) directly and to give notice to the QFII Applicant or the relevant Fund(s) (as the case may be) directly in relation to such claim.

14.	The Effect of Subcustodian Agreement

The parties hereby acknowledge and agree that this Agreement only shall apply to Investments under the QFII regime in the PRC by the QFII Applicant, on behalf of the Funds, without prejudice to any rights or obligations of the Bank and the Global Custodian under the Subcustodian Agreement and that in respect of any matter or services not provided for herein the terms of the Subcustodian Agreement shall apply. In the event that there is any inconsistency or conflict between the terms of this Agreement and the Subcustodian Agreement, the terms of this Agreement shall prevail with regard to Investments.

15.	Fees

The QFII Applicant shall pay such fees charges and expenses through the Global Custodian to the Bank for the services mentioned in this Agreement as agreed between them from time to time.

16.	Effective Date

This Agreement shall be effective as of the date of its execution by the parties.

17.	Variation

The QFII Applicant acknowledges that the Relevant Regulations and Applicable Laws are subject to modification or changes from time to time. All references to such regulations or laws or provisions thereof specifically mentioned in this Agreement shall include any subsequent changes, supplements or replacement of such regulations or laws or relevant provisions.

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18.	Termination

18.1	This Agreement may be terminated:

(a)	by any party immediately upon prior notice to the other parties if any of the other parties fail to comply with any material provision of this Agreement or any of the representations and/or warranties contained in this Agreement are found to be false or misleading or shall cease to be true and correct, provided that the party exercising this right shall take all reasonable measures not to act further or omit to take any action so as to materially adversely affect the other parties’ ability to maintain in force its licences or approvals under the Relevant Regulations;

(b)	by any party immediately upon notice to the other parties if any of the other parties cease to maintain in force valid licences and approvals for the conduct of its activities as contemplated by this Agreement, and/or the performance of its obligations under this Agreement, provided that upon such occurrence, the party whose licence and/or approvals have ceased to be valid shall be required (save where such cessation is due to the act or omission of the other party) to take all reasonable measures to ensure that such occurrence shall not cause the other parties’ licences or approval to become invalid or subject to revocation by the relevant authorities;

(c)	by any party at any time upon at least ninety (90) days’ prior written notice to the other parties, sent by certified or registered mail to the address set forth in Clause 20 or to such other address as may be from time to time be notified by a party to the other parties in accordance with Clause 20.1, provided that the party exercising this right shall take all reasonable measures not to act further or omit to take any action so as to materially adversely affect the other parties’ ability to maintain its licences or approvals under the Relevant Regulations; or

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(d)	upon the termination of the Subcustodian Agreement.

18.2	Termination of this Agreement shall be without prejudice to the antecedent rights of any party and without prejudice to the completion of transactions already initiated.

19	Prevailing Effect of Relevant Regulations

19.1	The QFII Applicant, the Funds, the Bank, and the Global Custodian hereby undertake to each other that they will abide by all the Relevant Regulations and other Applicable Laws in performing their respective obligations under this Agreement notwithstanding any inconsistency between these and the provisions of this Agreement and/or the Subcustodian Agreement.

19.2	The QFII Applicant, the Funds, the Bank, and the Global Custodian further agree that if any of the provisions of this Agreement are or become inconsistent with Relevant Regulations or Applicable Laws, the requirements under such Relevant Regulations or Applicable Laws shall to the extent of the inconsistency prevail over such provisions and the parties agree to change, vary or amend the terms of this Agreement in good faith, if necessary, to bring them in line with the requirements of the Relevant Regulations and/or Applicable Laws.

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20.	Notices

20.1	All notices between the parties shall be in written form and written in English and may be delivered either by fax (provided that a fax indemnity in form satisfactory to the Bank has been provided by the QFII Applicant and/or the Global Custodian to the Bank), courier/messenger, prepaid post or SWIFT. The addresses and contact details of the parties are as follows.

Bank:

Address: [●]

Fax: [●]

Telephone: [●]

SWIFT Address: [●]

QFII Applicant:

Address: Four Embarcadero Center, Suite 550

San Francisco, California 94111 USA

Attn: Trade Settlement

Fax: (415) 984-5341

Telephone: (415) xxx-xxxx

SWIFT Address: [●]

FUNDS:

Address: Four Embarcadero Center, Suite 550

San Francisco, California 94111 USA

Attn: Trade Settlement

Fax: (415) 984-5341

Telephone: (415) xxx-xxxx

SWIFT Address: [●]

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Global Custodian:

Address: [●]

Fax: [●]

Telephone: [●]

SWIFT Address: [●]

20.2	Notices served under Clause 20.1 shall be deemed delivered on the following dates:

(i)	By courier or messenger, on the date of delivery as set out in the records of the relevant delivery company;

(ii)	By post, the date falling 7 days (excluding any days when the receiving party is not open for business) after being posted, first class or similar postage prepaid, in a duly addressed envelope;

(iii)	By fax, on receipt by the sender of a confirmation of successful and uninterrupted transmission; or

(iv)	By SWIFT, at the time of issuance.

20.3	During the term of this Agreement, the Parties shall have the right to change their addresses or other details for receiving notices at any time, provided that the other parties are given notice of such change pursuant to Clause 20.1. Any changes shall take effect as at the effective date of the notice notifying the other parties of such changes in accordance with the provisions of Clause 20.2.

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21.	Delegation

21.1	The QFII Applicant and the Funds hereby acknowledge and agree that the Bank is entitled to utilize a local entity that is a subsidiary of the Bank or its associates within the HSBC group of companies as its delegate (“Delegate”) for the performance of services under this Agreement, and will delegate to the Delegate any duties and obligations and powers under this Agreement; but, in such a case, the Bank shall remain liable for the negligence or wilful default of any such Delegate as if no such appointment had been made.

21.2	The QFII Applicant and the Funds hereby further acknowledge and agree that the Bank shall be deemed to be complying with representations and warranties set forth in Clause 11.1 as well as any other provisions of this Agreement as long as each of such representations and warranties is complied with and the obligations of the Bank under such other provisions of this Agreement are performed by the Delegate appointed under Clause 20.1.

22.	Assignment or Transfer

No party hereto may assign or transfer its rights, obligations or duties under this Agreement or any part thereof without the prior written consent of the other parties hereto provided that to the extent permitted by the Applicable Laws and Relevant Regulations, the QFII Applicant, the Global Custodian and the Fund hereby consent to the assignment or transfer of the benefit and burden of this Agreement by the Bank to an entity that is a subsidiary or an associated company of the Bank within HSBC Group which has the power and authority to perform its obligations under this Agreement. Any successor in interest of the Bank and the QFII Applicant respectively shall be bound by this Agreement, and Bank shall be responsible and liable to the other parties hereto for ensuring same with respect to its successor in interest.

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23.	Law and Jurisdiction

This Agreement shall be construed in accordance with the same law that governs the Subcustodian Agreement and any dispute shall be submitted to the non-exclusive jurisdiction of such Courts specified in the Subcustodian Agreement, but this Agreement may be enforced in the Courts of any competent jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

24.	Executed Version

This Agreement is prepared in both Chinese and English versions.

In the event of any inconsistency or ambiguity as between the executed Chinese and English language versions of this Agreement, the English version shall prevail. If executed Chinese version is not required by any Authorities, this Agreement shall be executed in English version only.

25.	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

26.	Severability

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

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IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed the day and year first above written.

SIGNED by	)
for and on behalf of	)
BROWN BROTHERS HARRIMAN & CO.	)
in the presence of:

SIGNED by	)
for and on behalf of	)
THE HONGKONG AND SHANGHAI	)
BANKING CORPORATION LIMITED	)
)
in the presence of:-

SIGNED by	)
for and on behalf of	)
MATTHEWS INTERNATIONAL CAPITAL	)
MANAGEMENT, LLC	)
in the presence of:

SIGNED by	)
for and on behalf of	)
MATTHEWS A SHARE SELECTIONS FUND, LLC	)
ON BEHALF OF THE FUNDS LISTED ON EXHBIT A	)
in the presence of:

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Schedule 1

Rectification Procedures

1.	In case of any over-purchase of Securities where the balance of the corresponding RMB Special Account is not sufficient to pay for the net settlement amount payable by the Bank on the day for the securities investment for a specific Securities Account, the QFII Applicant, the relevant Funds, and the Bank agree to deal with such over-purchase in accordance with the following provisions:-

a.	in the event that any party discovers that there has been over-purchase of Securities, it shall inform the other parties and the relevant Broker of the same at the earliest possible opportunity so as to ascertain which party is liable for the error of over-purchase as soon as possible;

b.	the Bank shall report the over-purchase to the CSRC and CSDCC at the earliest possible opportunity;

c.	if the act of over-purchase of securities is caused by an error of the Bank, the Bank shall assume liability for delivery and settlement in respect of the over-purchased Securities pursuant to the provisions of the Circular and shall be entitled to dispose of and retain the earnings of the over-purchased Securities. The Bank may appoint a broker to dispose of the Securities. The Bank shall bear any transfer fee, stamp duty or any other costs, charges, interest, shortfall or loss in connection with such over-purchase.

d.	in the event that the act of over-purchase of Securities is incurred due to reasons attributable to any Broker, the Bank and the relevant Broker shall go through the procedures for a non-trading transfer of the over-purchased Securities with CSDCC by such prescribed or agreed deadline not later than T+1 Day pursuant to the provisions of the Circular so as to transfer the over-purchased Securities to such Broker and to allow the transfer by CSDCC of the funds with an amount equivalent to the value of the over-purchased Securities from the clearing reserve account of the relevant Broker to the clearing reserve account of the Bank. Such Broker shall bear any transfer fee, stamp duty or any other costs, charges, interest, shortfall or loss in connection with such over-purchase.

e.	In the event that the act of over-purchase of Securities is incurred due to reasons attributable to a Fund or the QFII Applicant, the procedures set out in subparagraph 1(d) above will be followed. The Fund, the QFII Applicant and the Bank acknowledge that a Broker shall be required to dispose of the over-purchased Securities on the instructions of the Fund or the QFII Applicant. The Fund shall be entitled to retain the earnings of the over-purchased Securities. If the proceeds obtained after the disposal of the over-purchased Securities are insufficient to cover the over-purchased amount and the relevant expenses in full, the Fund shall bear the shortfall and make payment to the relevant Broker.

f.	if, by 12:00 pm on T+1 Day, the QFII Applicant, the relevant Funds, the Bank and the relevant Broker fail to determine the reasons for such over-purchase of Securities or fail to ascertain the party who is liable for the error of over-purchase, the relevant Broker shall be the Designated Party (as defined below) to be responsible for dealing with the over-purchased Securities in accordance with the provisions of the Circular.

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2.	The QFII Applicant and the Funds shall provide and shall request the relevant Broker to provide all information, relevant documents or reports in a timely manner to allow sufficient time for the Bank to make any application for a non-trade transfer as mentioned in Paragraph 1 above within such time limit as is prescribed by the Circular.

3.	The QFII Applicant, the Funds, and the Bank agree that the Broker shall be the party responsible for undertaking the delivery and acceptance of responsibilities to CSDCC in respect of any over-purchase of Securities for whatever reasons as required under the Circular (the “Designated Party”). For such purposes, the QFII Applicant, on behalf of the Funds, shall procure the Broker to maintain sufficient funds in its clearing reserve account with CSDCC in order to complete the non-trade transfer under subparagraphs 1(d) and (e) as contemplated in this Agreement.

4.	The parties acknowledge that in the case of an over-purchase of Securities, whether due to the fault of the QFII Applicant, the Funds, the Broker or the Bank, and/or if the Bank or the Broker fails to assume the responsibilities for delivery and acceptance of the over-purchased Securities in accordance with sub-paragraphs 1(c), (d) and (e) above or otherwise as provided in the Circular, CSDCC shall have the right to retain and/or sell any Securities in the Securities Account in accordance with the provisions of the Circular, as may be amended from time to time.

5.	The parties further acknowledge that in the event that there is a short sale of Securities executed by the Broker on behalf of the Funds for any given Securities Account, the CSDCC is entitled to retain the proceeds of the short sold Securities and to use such proceeds to buy in the same amount of Securities as the short sold Securities in accordance with the Relevant Regulations.

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